Exhibit 10.1

Modification to Compensation Payable to Non-Employee Directors

Upon the recommendation of the Compensation Committee of the Board of Directors of MFA Financial, Inc. (the “Company”), which was based on its review of relevant market data, on May 24, 2017, the Board approved the following modification to the compensation payable to the non-employee directors serving on the Company’s Board, effective as of such day:

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An increase from $100,000 to $150,000 in the grant date value of the annual grant of fully-vested shares of the Company’s common stock or fully-vested restricted stock units made to each non-employee director.

Except as described above, neither the Compensation Committee recommended, nor the Board approved, any other modifications to the compensation payable to non-employee directors, which has been previously disclosed by the Company (including in Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, and Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016).